Exhibit 107.1

FORM SF-3

Calculation of Filing Fee Tables

SF-3

(Form Type)

USAA Acceptance, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Asset-Backed Securities	Asset-Backed Notes	457(s)(1)

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities	Asset-Backed Securities	Asset-Backed Notes	415(a)(6)(2)	$7,568,021,500.00	100%	$7,568,021,500.00			SF-3	333-262578	May 13, 2022	$662,628.24

	Total Offering Amounts(1)(2)					$7,568,021,500.00		$0.00

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$0.00

(1)

An unspecified additional amount of securities is being registered as may from time to time be offered at unspecified prices. The registrant is deferring payment of all of the registration fees for such additional securities in accordance with Rules 456(c) and 457(s) of the Securities Act of 1933, as amended, after the registrant offers and sells all carry forward securities.

(2)

Pursuant to Rule 415(a)(6) of the Securities and Exchange Commission’s Rules and Regulations under the Securities Act of 1933, as amended, the registrant is including the above carry forward securities in this registration statement.